Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Kevin Frain
Chief Financial Officer
Barnes & Noble.com
212-414-6093
kfrain@book.com

BARNES & NOBLE.COM SPECIAL COMMITTEE TO CONSIDER PROPOSAL

NEW YORK, NY (November 7, 2003) — Barnes & Noble.com (NASDAQ: BNBN) announced today that a special committee of independent directors will evaluate the previously announced proposal by Barnes & Noble, Inc. (NYSE: BKS) to purchase in a merger transaction for $2.50 in cash each share of Barnes & Noble.com common stock that it does not currently own. The special committee has been granted the full authority of the board of directors of Barnes & Noble.com to evaluate Barnes & Noble’s proposal and any alternative transactions. The special committee has retained Dewey Ballantine LLP as its legal counsel.

Barnes & Noble.com security holders and other interested parties are urged to read Barnes & Noble.com’s relevant documents that may be filed with the Securities and Exchange Commission when they become available because they will contain important information. Barnes & Noble.com security holders will be able to receive such documents free of charge at the Securities and Exchange Commission’s website, www.sec.gov, and such documents will be delivered without charge to all shareholders of Barnes & Noble.com. Such documents will also be available on the Company’s investor relations website at http://www.barnesandnoble.com/ir

About Barnes & Noble.com

Barnes & Noble.com is a leading Internet-based retailer of books, music, DVD/video and online courses. Since opening its online store (www.bn.com) in March 1997, Barnes & Noble.com has attracted more than 15.8 million customers in 230 countries. Barnes & Noble.com’s bookstore includes the largest in-stock selection of in-print book titles with access to approximately one million titles for immediate delivery, supplemented by more than 30 million listings from its nationwide network of out-of-print, rare and used book dealers. Barnes & Noble.com offers its customers fast delivery, easy and secure ordering, and rich editorial content.

SAFE HARBOR

This release may contain forward-looking statements regarding expectations of the company. These statements are based on the beliefs of the management of the company as well as assumptions made by and information currently available to the management of the company. Such statements reflect the current views of the company with respect to future events, the outcome of which is subject to certain risks, including among others general economic and market conditions, changes in product demand, the growth rate of Internet usage and e-commerce, possible disruptions in the company’s computer or telephone systems, possible increases in shipping rates or interruptions in shipping service, effects of competition, the level and volatility of interest rates, the performance of the company’s new product initiatives, the successful integration of acquired businesses, unanticipated adverse litigation results or effects, product shortages, changes in tax and other governmental rules and regulations applicable to the company and other factors, risks and uncertainties more specifically set forth in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements herein speak only as of the date of this release. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in the company’s expectations or any changes in events, conditions, or circumstances on which any such statement is based. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein.